UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Athersys, Inc.

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Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
To Our Stockholders:
You are invited to attend the Annual Meeting of Stockholders of Athersys, Inc. to be held at the InterContinental Hotel at 9801 Carnegie Avenue, Cleveland, Ohio 44106 on June 17, 2010 at 8:00 a.m. Eastern Standard Time. We are pleased to enclose the notice of our Annual Meeting of Stockholders, together with a proxy statement, a proxy and an envelope for returning the proxy.
You are asked to: (1) approve the election of Directors nominated by the Board of Directors and (2) ratify the selection of Athersys’ independent auditors for the fiscal year ending December 31, 2010. Your Board of Directors unanimously recommends that you vote “FOR” each proposal stated in the proxy.
Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your proxy at the meeting.
Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated.

Sincerely,
/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chairman and Chief Executive Officer
May 4, 2010

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
June 17, 2010

The Annual Meeting of Stockholders of Athersys, Inc., a Delaware corporation, will be held on Thursday, June 17, 2010, at 8:00 a.m. Eastern Standard Time, at the InterContinental Hotel at 9801 Carnegie Avenue, Cleveland, Ohio 44106 for the following purposes:
(1)	To elect seven Directors;
(2)	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2010; and
(3)	To consider any other matters that may properly come before the meeting or any adjournment thereof.
Stockholders of record at the close of business on Friday, April 23, 2010 are entitled to vote at the meeting.

By Order of the Board of Directors
/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary
May 4, 2010
Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634

PROXY
STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2010
This proxy statement is furnished in connection with the solicitation by the Board of Directors of Athersys, Inc., a Delaware corporation (the “Company”), of proxies to be used at the annual meeting of stockholders of the Company to be held on June 17, 2010 (the “Annual Meeting”). This proxy statement and the related proxy card are being mailed to stockholders commencing on or about May 4, 2010.
If the enclosed proxy card is executed and returned, the stock represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.
Stockholders of record of the Company at the close of business on Friday, April 23, 2010, will be entitled to vote at the Annual Meeting. On that date, 18,929,333 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting, referred to as broker non-votes, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.
The nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of Directors.
The stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the stock represented by such proxies received will be voted: (i) for the nominees for Director named in this proxy statement, (ii) for the ratification of the appointment of Ernst & Young LLP, our independent auditors for the fiscal year ending December 31, 2010 and (iii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board of Directors currently consists of eight Directors, including Gil Van Bokkelen, John J. Harrington, William C. Mulligan, George M. Milne, Jr., Jordan S. Davis, Floyd D. Loop, Michael Sheffery and Lorin J. Randall, and their current term of office will expire at the Annual Meeting. Two of our current Directors are not standing for re-election: William C. Mulligan and Jordan S. Davis. The Board of Directors has determined to reduce the size of the Board from eight members to seven members, effective immediately after the Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.
At the Annual Meeting, seven Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board of Directors recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Gil Van Bokkelen, John J. Harrington, George M. Milne, Jr., Floyd D. Loop, Michael Sheffery, Lorin J. Randall and Jack L. Wyszomierski. Other than Mr. Wyszomierski, all nominees are current members of the Board of Directors. An independent search firm and a current independent Director recommended Mr. Wyszomierski be nominated for Director.
If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. Information regarding the nominees for Director is set forth below. For the information below, prior to June 2007, Athersys refers to the Delaware corporation formerly known as BTHC VI, Inc., together with its wholly owned subsidiary, ABT Holding Company, the Delaware corporation formerly known as Athersys, Inc.
Gil Van Bokkelen, 49. Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since June 2007. Dr. Van Bokkelen co-founded Athersys in October 1995 and served as Chief Executive Officer and Director since Athersys’ founding. Prior to May 2006, he also served as Athersys’ President. He has served as Chairman of Athersys’ Board of Directors since August 2000. Dr. Van Bokkelen is the current Chairman of the board of Governors for the Center for Stem Cells and Regenerative Medicine, and has served on a number of other boards, including the Biotechnology Industry Organization’s ECS board of directors (from 2001 to 2004, and from 2008 to present) and the Kent State University Board of Trustees from 2001 to 2004. He received his Ph.D. in Genetics from Stanford University, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley. Dr. Van Bokkelen brings to the Board of Directors leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the biopharmaceutical industry. In addition, Dr. Van Bokkelen brings his broad strategic vision for our Company to the Board of Directors and his service as the Chairman and CEO of Athersys creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the CEO, and Dr. Van Bokkelen, in particular, on our Board of Directors provides our Company with ethical, decisive and effective leadership.

John J. Harrington, 42. Dr. Harrington has served as our Chief Scientific Officer, Executive Vice President and Director since June 2007. Dr. Harrington co-founded Athersys in October 1995 and has served as Athersys’ Executive Vice President and Chief Scientific Officer and as Director since Athersys’ founding. Dr. Harrington led the development of the RAGE technology as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on over 20 issued or pending United States patents, has authored over 20 scientific publications, and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and during his career he has also held positions at Amgen and Scripps Clinic. He received his Ph.D. in Cancer Biology from Stanford University and his B.A. in Biochemistry and Cell Biology from the University of California at San Diego. Dr. Harrington’s scientific experience and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board of Directors.
George M. Milne, Jr., 66. Dr. Milne has served as our Director since June 2007 and Director of Athersys since January 2003 after his retirement in 2002 from Pfizer Inc, a pharmaceutical company, where he most recently served as President of Worldwide Strategic and Operations Management and Executive Vice President of Global Research and Development. He joined Pfizer Inc in 1970 and was President of Pfizer Central Research with global responsibility for all pharmaceutical and animal health research and development from 1993 to 2000. Dr. Milne is a Venture Partner of Radius Venture Partners II, L.P., a health and life sciences venture capital firm. Dr. Milne is also a director of Mettler-Toledo International Inc. since 1999 and Charles River Laboratories, Inc. since 2002. He was a director of Aspreva, Inc. from 2004 to 2008, Conor Medsystems, Inc. from 2003 to 2006 and MedImmune, Inc. from 2005 to 2007. He also serves on the board of the New York Botanical Garden and the Mystic Aquarium/Institute for Exploration. Dr. Milne received his B.S. in Chemistry from Yale University and his Ph.D. in Organic Chemistry from Massachusetts Institute of Technology. With his long tenure at Pfizer, his work as a venture partner with Radius and through his service on multiple life science boards, Dr. Milne has a deep understanding of research and development processes and the services, tools and technologies being used in the life sciences industry, which helps the Board of Directors understand industry trends and assess product development opportunities.
Floyd D. Loop, 73. Dr. Loop has served as our Director since June 2007. Dr. Loop is currently retired. Until his retirement in October 2004, Dr. Loop was the CEO and Chairman of the Board of Governors of The Cleveland Clinic Foundation, an academic medical center, from 1989 to 2004. Dr. Loop is a Venture Partner of Radius Ventures Partners II, L.P. Dr. Loop was president of the American Association for Thoracic Surgery, Chairman of the Residency Review Committee, and a member of the American Board of Thoracic Surgery. Dr. Loop has received honorary degrees from Cleveland State University, Purdue University and St. Louis University among many other international awards. He currently serves on the boards of directors of Tenet Healthcare Corporation since 1999 and Intuitive Surgical, Inc. since 2005. Dr. Loop received his M.D. from the George Washington University and his experience as a leader, innovator and practicing cardiologist provides the Board of Directors with insights and knowledge of medicine and health care from multiple perspectives. While it has been widely regarded as a preeminent clinical center for many years, under Dr. Loop’s strong leadership, the Cleveland Clinic firmly established itself as one of the leading clinical institutions in the world. Under his visionary direction, the Cleveland Clinic has further established itself as a leader in quality and efficiency of medical care, and has built a significant clinical presence in both Ohio and Florida. Dr. Loop is also an author and recently published Leadership and Medicine, which chronicles many of his experiences at the Cleveland Clinic and provides insightful perspective on effective leadership and health care.

Michael B. Sheffery, 59. Dr. Sheffery has served as our Director since June 2007. Dr. Sheffery is a founding General Partner of OrbiMed Advisors, LLC, a healthcare investment firm, and Co-Head of Private Equity at Orbimed. Dr. Sheffery was formerly Head of the Laboratory of Gene Structure and Expression at Memorial Sloan-Kettering Cancer Center. He received both his Ph.D. in Molecular Biology and his B.A. in Biology from Princeton University. Dr. Sheffery joined Mehta and Isaly, an investment firm, in 1996 as a Senior Analyst covering the biotechnology industry. Since 1998, Dr. Sheffery had been a General Partner of OrbiMed Advisors, LLC. He is currently a Director of Affimed Therapeutics AG, Supernus Pharmaceuticals, Inc. and Pieris AG. With his background and expertise in investment banking, combined with his scientific experience, Dr. Sheffery brings a unique and valuable perspective on the capital markets, life sciences industry and product development opportunities to our Board of Directors.
Lorin J. Randall, 66. Mr. Randall has served as our Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002 to 2004, Mr. Randall served as Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. From 1995 to 2001, Mr. Randall was Vice President and Chief Financial Officer of CFM Technologies, Inc., a publicly-traded manufacturer of semiconductor manufacturing equipment. Mr. Randall currently serves on the boards of directors of Acorda Therapeutics, Inc. since 2006, Nanosphere, Inc. since 2008 and Tengion, Inc. since 2008, and previously served on the board of directors of Opexa Therapeutics, Inc. from 2007 to 2009. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University. Mr. Randall’s strong financial background and his service on the audit committees of other companies provides financial expertise to the Board of Directors, including an understanding of financial statements, corporate finance, developing and maintaining effective internal controls, accounting, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as chairman of the Audit Committee.

Jack L. Wyszomierski, 54, is currently retired. From 2004 until his retirement in June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc., a distributor of economic data. Mr. Wyszomierski has served on the board of directors of Exelixis, Inc. since 2004, where he also serves as chairman of the audit committee. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. The Board of Directors has concluded that Mr. Wyszomierski should be nominated to serve as a Director of the Company due to his extensive financial reporting, accounting and finance experience, as well as his experience in the healthcare and life sciences industries.
The Board of Directors unanimously recommends that stockholders vote FOR the election of the nominees for Director.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Director Independence
The Board of Directors reviews the independence of each Director at least annually. During these reviews, the Board of Directors will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and our company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board of Directors conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Stock Market or require disclosure under SEC rules. Based upon the foregoing review, the Board of Directors determined the following individuals are independent under the rules of the NASDAQ Stock Market: George M. Milne, Jr., William C. Mulligan, Jordan S. Davis, Floyd D. Loop, Michael Sheffery, Lorin J. Randall and Jack L. Wyszomierski. Currently, we have two members of management who also serve on the Board of Directors: Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Chief Scientific Officer and Executive Vice President. Neither Dr. Van Bokkelen nor Dr. Harrington is considered independent under the independence rules of the NASDAQ Stock Market.
Board Meetings
The Board of Directors held nine meetings during fiscal year 2009. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2009.
Attendance at Annual Meeting
Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting of Stockholders, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by five of the Directors.
Committees
The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominations Committee. The Board of Directors adopted a written charter for each of the committees of the Board of Directors. These charters, as well as our Code of Business Conduct and Ethics, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.
The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Lorin J. Randall, William C. Mulligan and George M. Milne, Jr. The Board of Directors has determined that it has at least one “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, serving on the Audit Committee, Mr. Randall, and that Mr. Randall is an “independent director” as defined in the NASDAQ listing standards. The Audit Committee held five meetings during fiscal year 2009.

The Compensation Committee is responsible for, among other things, annually reviewing and approving the salaries and other compensation (including stock incentives) of our executive officers, including our Chief Executive Officer, reviewing and determining the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews and recommends corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives. The Compensation Committee also considers the duties and responsibilities of the executive officers and recommends to the Board of Directors the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In recommending incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The current members of the Compensation Committee are Michael Sheffery, William C. Mulligan and Jordan S. Davis. The Compensation Committee held two meetings during fiscal year 2009.
The Nominations Committee is responsible for, among other things, evaluating and recommending to the Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership. The current members of the Nominations Committee are William C. Mulligan, George M. Milne, Jr., Jordan S. Davis, Floyd D. Loop, Michael Sheffery and Lorin J. Randall. The Nominations Committee did not hold any meetings during fiscal year 2009.
The Nominations Committee shall identify individuals qualified to become members of the Board of Directors and recommend candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In recommending candidates, the Nominations Committee shall consider such factors as it deems appropriate, consistent with criteria approved by the Board of Directors. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. When considering diversity, the Nominations Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, clinical and financial. The Nominations Committee recommends candidates to the Board of Directors based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.

The Nominations Committee also presently uses an independent search firm in identifying candidates. The Nominations Committee used an independent search firm to assist in identifying Mr. Wyszomierski as a potential nominee for Director. Thereafter, the Nominations Committee evaluated Mr. Wyszomierski’s qualifications and initiated a process that resulted in his nomination as a Director. The Nominations Committee is continually in the process of identifying potential Director candidates.
The Nominations Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:
•	the name and address of the stockholder and each Director nominee;
•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;
•	a description of any and all arrangements or understandings between the stockholder and each nominee;
•	such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;
•	a brief description of the nominee’s qualifications to be a Director; and
•	the written consent of the nominee to serve as a Director if so elected.
The Nominations Committee evaluates these candidates proposed by stockholders using the same criteria as for other candidates not nominated by stockholders.
Board Leadership Structure
We operate in a complex, dynamic industry. Therefore, the Board of Directors believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:
•	focus the Board of Directors on the most significant strategic goals and risks of our businesses;
•	utilize the individual qualifications, skills and experience of the other members of the Board of Directors in order to maximize their contributions to the Board of Directors;
•	ensure that each other member of the Board of Directors has sufficient knowledge and understanding of our businesses to enable him to make informed judgments; and
•	facilitate the flow of information between the Board of Directors and management of the Company.

The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent Directors, as necessary, and the composition of the committees of the Board is comprised solely of independent Directors. We believe that shared leadership responsibility among the independent Directors, as opposed to a single lead director, results in increased engagement of the Board of Directors as a whole, and that having a strong, independent group of Directors fully engaged is important for good governance.
The Board’s Role in Risk Oversight
The Board of Directors oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board of Directors to oversee the risk identification, risk management and risk mitigation strategies. Our board committees assist the full Board of Directors’ oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations Committee oversees risks associated with the independence of the Board of Directors and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board of Directors during the committee reports portion of the Board of Directors meeting, as appropriate. The full Board of Directors incorporates the insight provided by these reports into its overall risk management analysis.
Certain Relationships and Related Person Transactions
We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:
•	we were, are or are to be a participant;
•	the amount involved exceeds $120,000; and
•	any of our Directors, Director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.
To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. In 2008, we adopted a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of our company and its stockholders. No related person transactions occurred in fiscal 2009 that required a review by the Audit Committee.

Communications with Directors
Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Investors page under “Corporate Governance” -“Contact the Board” on our website at www.athersys.com.
Compensation Committee Interlocks and Insider Participation
In 2009, none of our executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2010. During fiscal year 2009, Ernst & Young examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Board of Directors recommends ratification of the appointment of Ernst & Young.
Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Athersys’ independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
It is expected that representatives of Ernst & Young will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of this appointment.
Principal Accountant Fees and Services
Audit Fees. Fees paid to Ernst & Young for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K and for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q were $287,005 for the fiscal year ended December 31, 2009 and $278,300 for the fiscal year ended December 31, 2008.
Audit-Related Fees. Fees paid to Ernst & Young for the audit-related services were $1,500 for each of the fiscal years ended December 31, 2009 and 2008 for access to Ernst & Young’s online reference tool.
Tax Fees. Fees paid to Ernst & Young associated with tax compliance and tax consultation were $25,000 and $36,400 for the fiscal years ended December 31, 2009 and 2008, respectively.
All Other Fees. There were no other fees paid to Ernst & Young in 2009 or 2008.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.
For the fiscal year ended December 31, 2009, 100% of the services described in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is composed of three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board of Directors. The Audit Committee annually selects Athersys’ independent auditors. The written charter of the Audit Committee is posted and available under the Investor page on our website at www.athersys.com.
Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young, the Company’s independent auditor, is responsible for performing an independent audit of Athersys’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.
In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of Athersys’ financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2009. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Oversight Board in Rule 3200T.
The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.
Audit Committee
Board of Directors
Lorin J. Randall
William C. Mulligan
George M. Milne, Jr.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which includes Dr. Gil Van Bokkelen, our Chief Executive Officer, Laura K. Campbell, our Vice President, Finance, William (B.J.) Lehmann, Jr., our President and Chief Operating Officer, Dr. John Harrington, our Executive Vice President and Chief Scientific Officer, and Dr. Robert Deans, our Senior Vice President of Regenerative Medicine, and places in perspective the data presented in the compensation tables and narratives that follow.
Executive Summary
We are a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. Through the application of our proprietary technologies, we have established a pipeline of therapeutic product development programs in multiple disease areas. As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships or other financial transactions that add to the capital resources of the company or create value for stockholders.
The following are the highlights of our 2009 compensation and benefit programs:
•	increased the base salaries of our named executive officers; and
•	made grants of discretionary cash bonuses and stock option awards to our named executive officers.
The following discussion and analysis of our compensation and benefit programs for 2009 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2010 and beyond may differ materially from our recent past.

Compensation Objectives and Philosophy
Our compensation programs are designed to:
•	Recruit, retain, and motivate executives and employees that can help us achieve our core business goals;
•	Provide incentives to promote and reward superior performance throughout the organization;
•	Facilitate stock ownership and retention by our executives and other employees; and
•	Promote alignment between executives and other employees and the long-term interests of stockholders.
The Compensation Committee seeks to achieve these objectives by:
•	Establishing a compensation program that is market competitive and internally fair;
•	Linking performance with certain elements of compensation through the use of equity grants, cash performance bonuses or other means of compensation, the value of which is substantially tied to the achievement of our company goals; and
•	When appropriate, given the nature of our business, rewarding our executive officers for both company and individual achievements with discretionary bonuses.
Components of Compensation
Our executive compensation program includes the following elements:
•	Base salary;
•	Cash bonuses;
•	Long-term equity incentive plan awards; and
•	Retirement and health insurance benefits.
Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.
Role of the Chief Executive Officer
Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with advice regarding executive compensation. During 2009, the Compensation Committee considered recommendations from our Chief Executive Officer regarding the compensation for and performance of our executive officers in relation to company-specific strategic goals that were established by the Compensation Committee and approved by the Board of Directors related to potential bonus payments. The Compensation Committee considered the recommendations made by our Chief Executive Officer because of his knowledge of the business and the performance of the other executive officers. The Compensation Committee is not bound by the input it receives from our Chief Executive Officer. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2009 compensation of our named executive officers below under “Elements of Executive Compensation.”

Elements of Executive Compensation
Base Salary. We pay base salaries to attract executive officers and provide a basic level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are generally reviewed annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year at the annual review.
For 2009, the Compensation Committee and the Board of Directors approved that each of the named executive officers be entitled to receive a 3.5% increase in such officer’s salary for 2009 as compared to 2008 based on individual and Company performance, combined with the fact that the Compensation Committee and management agreed that the named executive officers would forgo any cash bonus payments under the 2008 incentive plan because of, among other factors, the suspension of the ATHX-105 development program and market conditions, even though certain goals were achieved in 2008.
For 2010, the Compensation Committee and the Board of Directors approved that each of the named executive officers be granted a 2.0% increase in such officer’s salary for 2010 as compared to 2009 based on individual and Company performance.
Cash Bonuses. We utilize annual incentive bonuses to reward officers and other employees for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive and employee, but relate generally to strategic factors, including establishment and maintenance of key strategic relationships, advancement of our product candidates, identification and advancement of additional programs or product candidates, and to financial factors, including raising capital, improving our results of operations and increasing the price per share of our Common Stock.
We established an incentive plan in November 2005 that resulted in the payment of cash bonuses in 2007 upon the achievement of certain milestones, which are now completed. This incentive plan continues to provide the named executive officers with the opportunity to receive bonus payments upon the completion of a merger or acquisition transaction, and any transaction involving the sale of company assets. No bonuses were paid to our named executive officers under this plan in 2009.

In addition, given the nature of our business, when appropriate, we reward our executive officers with discretionary bonuses. Discretionary bonuses were paid to our named executive officers in 2009, as described in the following paragraph.
The Compensation Committee recommended and the Board of Directors approved a cash bonus incentive program for the year ended December 31, 2009 for our named executive officers. Under the 2009 incentive program, each named executive officer may, at the discretion of the Compensation Committee and the Board of Directors, receive a bonus at a target level of 25% of such officer’s 2009 salary based 80% on the achievement of specified corporate goals and 20% on the assessment of such officer’s individual performance, based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The corporate goals included the achievement of progress on MultiStem clinical development, execution against the established budget and operating plan, and achievement of one or more strategic partnerships. However, any bonus ultimately paid under the 2009 incentive program was to be at the discretion of the Board of Directors based on the recommendation of the Compensation Committee, after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. There was no formally adopted plan document for the 2009 incentive program, although the Compensation Committee recommended and the Board of Directors approved the specific corporate goals and target bonus levels. The Compensation Committee and the Board of Directors agreed that our named executive officers would be entitled to the full target bonus under the 2009 incentive program as a result of the achievement of significant operational and strategic objectives in 2009; however, in light of the continuing challenging financial environment, the Board of Directors granted the officers cash bonus payments equal to 20% of each such officer’s 2009 salary and a grant of stock options as described below. Such cash bonus payments conferred to our executive officers during 2009 were as follows: Dr. Van Bokkelen — $76,616, Dr. Harrington — $65,671, Mr. Lehmann — $65,671, Dr. Deans — $51,442, and Ms. Campbell — $42,686.
For the year ending December 31, 2010, the Compensation Committee recommended and the Board of Directors approved a cash bonus incentive program for our named executive officers. Under the 2010 incentive program, each named executive officer may, at the discretion of the Compensation Committee and the Board of Directors, receive a bonus at a target level of 25% of such officer’s 2010 salary based 80% on the achievement of specified corporate goals and 20% on the assessment of such officer’s individual performance, based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The corporate goals that the Compensation Committee will consider include the achievement of progress on MultiStem clinical development, execution against the established budget and operating plan, and achievement of certain business development objectives. However, any bonus ultimately paid under the 2010 incentive program will be at the discretion of the Board of Directors based on the recommendation of the Compensation Committee, after good faith assessment of executive officer and Company performance, market conditions and cash availability.

Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe will, in turn, motivate our named executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our company.
Our equity compensation plans authorize us to grant, among other types of awards, options, restricted stock and restricted stock units to our employees, Directors and consultants. To date, we have not granted any restricted stock or restricted stock units under our equity compensation plans. We anticipate that to implement our long-term incentive goals, we may grant restricted stock or restricted stock units in the future. Historically, we have elected to use stock options as our primary long-term equity incentive vehicle. We expect to continue to use stock options as a long-term incentive vehicle because we believe:
•	Stock options align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;
•	The value of stock options is based on our performance, because all the value received by the recipient of a stock option is based on the growth of our stock price;
•	Stock options help to provide a balance to the overall executive compensation program because, while base salary and our discretionary annual bonus program focus on short-term compensation rewards, vesting stock options reward increases in stockholder value over the longer term; and
•	The vesting period of stock options encourages executive retention and their efforts to preserve stockholder value.
In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect results and stockholder value, the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation. Awards of stock options will be granted from time to time under the guidance and approval of the Compensation Committee and the Board of Directors. The Compensation Committee and the Board of Directors periodically reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. As noted above, the Compensation Committee and the Board of Directors agreed that our named executive officers would be entitled to the full target bonus under the 2009 incentive program as a result of the achievement of significant operational and strategic objectives in 2009. However, in light of the continuing challenging financial environment, the Board of Directors granted the officers cash bonus payments less than the target level, and the cash bonuses were supplemented with the following stock option grants: Dr. Van Bokkelen — 25,000 shares, Dr. Harrington — 22,500 shares, Mr. Lehmann — 22,500 shares, Dr. Deans — 20,000 shares, and Ms. Campbell — 17,500 shares.

Retirement and Health Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our executive officers, including medical, dental, vision and life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan. The executive officers and employees have the ability to participate in these benefits at the same levels. We provide such retirement and health insurance benefits to our employees to retain qualified personnel. In addition, Dr. Van Bokkelen, Dr. Harrington, Mr. Lehmann and Dr. Deans also receive Company-paid life insurance benefits in the amounts of $2 million, $2 million, $1 million and $1 million, respectively. These additional life insurance policies are provided to these officers due to their extensive travel requirements for the Company. Although their employment agreements provide for $1 million of life insurance benefits, we are providing $2 million for Drs. Van Bokkelen and Harrington due to earlier commitments. We have no current plans to change the level of benefits provided to our named executive officers.
Severance Arrangements
See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers. We provide such severance arrangements to attract and retain qualified personnel.
Employment Agreements and Arrangements
We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. For more details of our employment agreements and arrangements, see the disclosure under “2009 Summary Compensation Table.”
General Tax Deductibility of Executive Compensation
We structure our compensation program to comply with Internal Revenue Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. The Compensation Committee manages our incentive programs to qualify for the performance-based exemption; however, it also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

2009 Summary Compensation Table
The following table and narrative set forth certain information with respect to the compensation earned during the fiscal year ended December 31, 2009 by our named executive officers.

					Non-Equity
				Option	Incentive Plan		All Other
Name and Principal	Year	Salary	Bonus	Awards	Compensation		Compensation	Total
Position (a)	(b)	($) (c)	($) (d)	($) (1) (f)	($) (2) (g)		($) (i)	($) (j)

Gil Van Bokkelen,	2009	$383,079	$76,616	$98,250	$0		$5,000	$562,945
Chief Executive	2008	$370,125	$0	$0	$0	(4)	$2,000	$372,125
Officer (3)	2007	$350,000	$52,500	$2,073,375	$79,938		$3,000	$2,558,813

Laura Campbell,	2009	$213,430	$42,686	$68,775	$0		$0	$324,891
Vice President,	2008	$206,213	$0	$0	$0	(4)	$0	$206,213
Finance	2007	$195,000	$29,250	$582,000	$44,537		$0	$850,787

William (BJ) Lehmann, Jr.,	2009	$328,354	$65,671	$88,425	$0		$1,000	$483,450
President and Chief	2008	$317,250	$0	$0	$0	(4)	$1,000	$318,250
Operating Officer	2007	$300,000	$45,000	$1,164,000	$118,519		$1,000	$1,628,519

John Harrington,	2009	$328,354	$65,671	$88,425	$0		$1,000	$483,450
Chief Scientific Officer and	2008	$317,250	$0	$0	$0	(4)	$1,000	$318,250
Executive Vice President (3)	2007	$300,000	$45,000	$2,037,000	$68,519		$1,000	$2,451,519

Robert Deans,	2009	$257,211	$51,442	$78,600	$0		$6,000	$393,253
Senior Vice President,	2008	$248,513	$0	$0	$0	(4)	$6,000	$254,513
Regenerative Medicine	2007	$235,000	$35,250	$698,400	$53,674		$6,000	$1,028,324

(1)	Amounts in column (f) do not necessarily reflect compensation actually received by Athersys’ named executive officers. The amounts in column (f) reflect the full grant date fair value of the equity awards made during the fiscal years ended December 31, 2009 and 2007 in accordance with Accounting Standards Codification 718 (“ASC 718”). Assumptions used in the calculation of these amounts are included in Note B to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Amounts in column (g) for 2007 reflect cash payments under our November 2005 incentive plan.

(3)	Drs. Van Bokkelen and Harrington also served as our Directors for 2009, 2008 and 2007, but did not receive any compensation as our Directors.

(4)	For 2008, the Compensation Committee and management agreed that the named executive officers would forgo any cash bonus payments under the 2008 incentive plan because of, among other factors, the suspension of the ATHX-105 development program and market conditions, even though certain goals were achieved in 2008. Accordingly, the Compensation Committee did not calculate the amount of any cash bonus payments under the 2008 incentive plan.

Employment Agreements and Arrangements
Dr. Gil Van Bokkelen. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as president and chief executive officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least 30 days before the end of any term. Under the terms of the agreement, Dr. Van Bokkelen was entitled to an initial base salary of $150,000, which may be increased at the discretion of our Board of Directors, and an annual discretionary incentive bonus of up to 33% of his base salary. His salary for 2010 is $390,741. Dr. Van Bokkelen also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of approximately $1 million and is provided the use of a company automobile for business use. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.
Dr. John J. Harrington. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as executive vice president and chief scientific officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington was entitled to an initial base salary of $150,000, which may be increased at the discretion of our Board of Directors, and an annual discretionary incentive bonus of up to 33% of his base salary. His salary for 2010 is $334,921. Dr. Harrington also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of approximately $1 million. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.
Laura K. Campbell. On May 22, 1998, we entered into a two-year employment agreement with Laura K. Campbell to serve initially as controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell was entitled to an initial base salary of $70,200, which may be increased at the discretion of our Board of Directors. Her salary for 2010 is $217,699. Ms. Campbell also received options to purchase shares of Common Stock upon her employment that were terminated in 2007, and her current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”

William (B.J.) Lehmann, Jr. On January 1, 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve initially as executive vice president of corporate development and finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least 30 days before the end of any term. Under the terms of the agreement, Mr. Lehmann was entitled to an initial base salary of $250,000, which may be increased at the discretion of our Board of Directors. His salary for 2010 is $334,921. Mr. Lehmann also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us.
Dr. Robert Deans. On October 3, 2003, we entered into a four-year employment agreement with Dr. Robert Deans to serve initially as vice president of regenerative medicine. The agreement automatically renews for subsequent one-year terms on October 3 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Deans was entitled to an initial base salary of $200,000, which may be increased at the discretion of our Board of Directors, and an annual discretionary incentive bonus of up to 30% of his base salary. His salary for 2010 is $262,355. Dr. Deans also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Deans has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us.
Equity Compensation Plans
In June 2007, we adopted two equity compensation plans, which authorize the Board of Directors, or a committee thereof, to provide equity-based compensation in the form of stock options, restricted stock, restricted stock units and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee. Total awards under these plans are limited to 4,500,000 shares of Common Stock.
Stock option grants are made at the commencement of employment and, on occasion, following a significant change in job responsibilities or to meet other special retention objectives. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees, including named executive officers.

401(k) Plan
We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan, that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $16,500 in 2009 and $15,500 in 2008, and have the amount of the reduction contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by our Board of Directors. We did not make any matching or profit-sharing contributions to the 401(k) plan during fiscal 2009, 2008 or 2007. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.
Grants of Plan-Based Awards for 2009
The following table sets forth plan-based equity awards granted to our named executive officers during 2009 under our equity compensation plans.

			All Other Option Awards:
			Number of Securities	Exercise or Base
			Underlying	Price of Option	Grant Date Fair Value of
			Options	Awards	Stock and Option Awards
Name	Grant Date		(#)	($/sh)	($) (3)
Gil Van Bokkelen	December 23, 2009	(1)	6,061	$5.28	$23,820
	December 23, 2009	(2)	18,939	$5.28	$74,430

Laura Campbell	December 23, 2009	(2)	17,500	$5.28	$68,775

William (BJ) Lehmann, Jr.	December 23, 2009	(1)	3,561	$5.28	$13,995
	December 23, 2009	(2)	18,939	$5.28	$74,430

John Harrington	December 23, 2009	(1)	3,561	$5.28	$13,995
	December 23, 2009	(2)	18,939	$5.28	$74,430

Robert Deans	December 23, 2009	(1)	1,061	$5.28	$4,170
	December 23, 2009	(2)	18,939	$5.28	$74,430

(1)	Options granted under our Equity Incentive Compensation Plan.

(2)	Options granted under our Long-Term Incentive Plan.

(3)	The amounts in this column represent the grant date fair value of the options calculated in accordance with ASC 718.

Outstanding Equity Awards at 2009 Fiscal Year-End
The following table sets forth outstanding options held by our named executive officers at December 31, 2009.

	Option Awards
	Number
	of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
	Exercisable	Unexercisable	($)	Date
Name (a)	(b)	(c)	(e)	(f)
Gil Van Bokkelen	641,250	71,250	$5.00	June 8, 2017 (1)
	0	25,000	$5.28	December 23, 2019 (2)

Laura Campbell	180,000	20,000	$5.00	June 8, 2017 (1)
	0	17,500	$5.28	December 23, 2019 (2)

William (BJ) Lehmann	360,000	40,000	$5.00	June 8, 2017 (1)
	0	22,500	$5.28	December 23, 2019 (2)

John Harrington	630,000	70,000	$5.00	June 8, 2017 (1)
	0	22,500	$5.28	December 23, 2019 (2)

Robert Deans	216,000	24,000	$5.00	June 8, 2017 (1)
	0	20,000	$5.28	December 23, 2019 (2)

(1)	These options were granted on June 8, 2007, vested at a rate of 40% on the grant date and vest 20% in each of the three years thereafter (on a quarterly basis), and will be fully exercisable on June 8, 2010.

(2)	These options were granted on December 23, 2009, vest at a rate of 25% per quarter and will be fully exercisable on December 24, 2010.
2009 Options Exercised and Stock Vested
None of our named executive officers exercised any stock options during 2009. As of December 31, 2009, our named executive officers did not have any other stock awards other than options.
Potential Payments Upon Termination or Change in Control
Under their employment agreements, the named executive officers may be entitled to certain potential payments upon termination. In the event that an executive officer is terminated without cause or terminates employment for good reason, as defined in the agreements, we would be obligated to pay full base salary and other benefits for a defined period, subject to mitigation related to other employment. For Dr. Gil Van Bokkelen and Dr. John Harrington, the defined payment period is eighteen months and, for all other executive officers, the period is six months. We would also be obligated to continue the participation of Dr. Gil Van Bokkelen and Dr. John Harrington in all other medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs. We would be obligated, at the employee’s option and expense, to continue the participation of Ms. Laura Campbell, Mr. William Lehmann and Dr. Robert Deans in all other medical, life and employee “welfare” benefit programs for a period of eighteen months, to the extent available and possible under the programs.

The agreements define “cause” to mean willful and continuous neglect of such executive officer’s duties or responsibilities or willful misconduct by the executive officer that is materially and manifestly injurious to Athersys. “Good reason” includes, among other things, demotion, salary reduction, relocation, failure to provide an executive officer with adequate and appropriate facilities and termination by the executive officer within 90 days of a change in control. A “change in control” occurs when (1) a person or group of persons purchases 50% or more of our consolidated assets or a majority of our voting shares, or (2) if, following a public offering, the directors of Athersys immediately following the offering no longer constitute a majority of the Board of Directors. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options become immediately vested and exercisable.
In the event that an executive officer is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.

The table below reflects the amount of compensation payable to each named executive officer in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2009 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon their termination.

		Termination
		Without
	Executive Benefit and	Cause or
	Payments Upon	Voluntary For
	Separation	Good Reason
Gil Van Bokkelen	Cash Severance Payment	$574,619
	Continuation of Benefits	$23,274

	Total	$597,139
William (BJ) Lehmann, Jr.	Cash Severance Payment	$164,177

	Total	$164,177
John Harrington	Cash Severance Payment	$492,531
	Continuation of Benefits	$23,649

	Total	$515,424
Robert Deans	Cash Severance Payment	$128,605

	Total	$128,605
Laura Campbell	Cash Severance Payment	$106,715

	Total	$106,715

Director Compensation Table for 2009
The following table summarizes compensation paid to our non-employee Directors in 2009:

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name(a)	($)(b)	($)(1)(d)	($)(h)

George M. Milne, Jr.	$40,500	$7,350	$47,850
William C. Mulligan	$42,000	$7,350	$49,350
Jordan S. Davis	$39,500	$7,350	$46,850
Floyd D. Loop	$39,500	$7,350	$46,850
Michael B. Sheffery	$44,500	$7,350	$51,850
Lorin J. Randall	$52,000	$7,800	$59,800

(1)	Amounts in column (d) do not necessarily reflect compensation actually received by our Directors. The amounts in column (d) reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2009, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note B to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Each of these Directors had option awards outstanding as of December 31, 2009 for 105,000 shares of Common Stock.
Under our Director compensation program for non-employee Directors, new Directors receive an initial stock option grant to purchase 75,000 shares of Common Stock at fair market value on the date of grant, which options vest at a rate of 50% in the first year (on a quarterly basis) and 25% in each of the two years (on a quarterly basis) thereafter.
Additionally, the non-employee Directors receive, at each anniversary of service, an option award to purchase 15,000 shares of Common Stock at fair market value on the date of grant. These additional awards will vest at a rate of 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter. In 2009, our six non-employee Directors each received a grant of an option award to purchase 15,000 shares of Common Stock with an exercise price established on the date of grant, which stock options vest at a rate of 50% in the first year (on a quarterly basis) and 25% in each of the two years (on a quarterly basis) thereafter.
The non-employee Directors also receive cash compensation of $30,000 per year, paid quarterly, plus daily fees of $1,500 for participating in person, or $500 for participating by telephone, at Board of Directors meetings. The chair of the Audit Committee receives additional cash compensation of $10,000 per year, paid quarterly, and the chair of the Compensation Committee receives additional cash compensation of $6,000 per year, paid quarterly. All Audit Committee and Compensation Committee members also receive additional meeting fees of $1,000 for participating in person, or $500 for participating by telephone, at each Audit Committee or Compensation Committee meeting. Directors, however, cannot receive more than $2,500 in any one day for participation in Board and committee meetings. Directors will be reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings. There are no additional fees paid to members of the Nominations Committee.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review, has recommended to the Athersys Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Compensation Committee
Board of Directors
Michael Sheffery
William C. Mulligan
Jordan S. Davis

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of March 31, 2010 by:
•	each person known by us to beneficially own more than 5% of our Common Stock;
•	each of our Directors and nominee for Director;
•	each of our named executive officers; and
•	all of our Directors, nominee for Director and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options and warrants held by that person that are exercisable within 60 days of March 31, 2010 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.
Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class

Greater Than 5% Stockholders
OrbiMed Advisors LLC and affiliates (1)	2,555,100	12.98%
Radius Venture Partners and affiliates (2)	2,400,000	12.16%
Angiotech Pharmaceuticals, Inc. (3)	1,885,890	9.96%

Directors, Nominee for Director and Executive Officers
Gil Van Bokkelen (4)	883,476	4.50%
John Harrington (5)	772,588	3.94%
William Mulligan (6)	601,486	3.16%
George Milne (7)	2,501,251	12.62%
Jordan Davis (8)	2,486,251	12.55%
Michael Sheffery (9)	2,645,223	13.38%
Floyd Loop (10)	2,486,251	12.55%
Lorin Randall (11)	78,751	*
Jack Wyszomierski	0	*
William (BJ) Lehmann, Jr. (12)	393,776	2.04%
Robert Deans (13)	233,001	1.22%
Laura Campbell (14)	197,704	1.03%
All Directors, nominee for Director and executive officers as a group (12 persons)	8,479,758	36.55%

*	Less than 1%.

(1)	A Schedule 13D/A filed with the SEC on January 12, 2010 reported that OrbiMed holds 1,805,100 shares (1,788,100 shares held by Caduceus Private Investment III, L.P. (“Caduceus”) and 17,000 shares held by OrbiMed Associates III, LP (“Associates”)) of Common Stock and 750,000 shares (742,925 shares held by Caduceus and 7,075 shares held by Associates) of Common Stock issuable upon the exercise of warrants at $6.00 per share. OrbiMed Capital GP III LLC is the general partner of Caduceus, pursuant to the terms of its limited partnership agreement. OrbiMed Advisors LLC acts as investment manager of Associates, pursuant to the terms of its investment advisory agreement. Pursuant to these agreements and relationships, OrbiMed Advisors LLC and OrbiMed Capital GP III LLC have discretionary investment management authority with respect to the assets of these investment accounts and such authority includes the power to vote and otherwise dispose of securities purchased by Caduceus and Associates. Samuel Isaly owns, pursuant to the terms of the limited liability company agreement of each of OrbiMed Advisors LLC and OrbiMed Capital GP III LLC, a controlling interest in the outstanding limited liability company interests of each such entity. As a result, Isaly, OrbiMed Advisors LLC and OrbiMed Capital GP III LLC share power to direct the vote and to direct the disposition of the Common Stock. The address for OrbiMed Advisors LLC and its affiliates is 767 3rd Avenue, 30th Floor, New York, New York 10017.

(2)	A Schedule 13D/A filed with the SEC on May 7, 2008 reported that Radius holds 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P. (“Radius II”), 103,766 shares held by Radius Venture Partners III, L.P. (“Radius III”) and 696,234 shares held by Radius Venture Partners III QP, L.P. (“Radius III QP”)) of Common Stock. Also includes 800,000 shares (400,000 shares held by Radius II, 51,883 shares held by Radius III and 348,117 shares held by Radius III QP) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Radius Venture Partners II, LLC is the general partner of Radius II. Radius Venture Partners III, LLC is the general partner of Radius III and Radius III QP. Daniel C. Lubin and Jordan S. Davis are the managing members of Radius Venture Partners II, LLC and Radius Venture Partners III, LLC. Radius II has the sole power to vote or direct the vote and to dispose or direct the disposition of the shares held by Radius II. Messrs. Lubin and Davis, by virtue of their positions as managing members of the general partner of Radius II, may be deemed to have the shared power to vote or direct the vote of and shared power to dispose or direct the disposition of the shares held by Radius II. Radius III has the sole power to vote or direct the vote and to dispose or direct the disposition of the shares held by Radius III, and Radius III QP has the sole power to vote or direct the vote and to dispose or direct the disposition of the shares held by Radius III QP. Messrs. Lubin and Davis, by virtue of their positions as managing members of the general partner of Radius III and Radius III QP, may be deemed to have the shared power to vote or direct the vote of and shared power to dispose or direct the disposition of the shares held by Radius III and Radius III QP. Additionally, each of Daniel C. Lubin, Jordan S. Davis, Radius Venture Partners II, LLC and Radius Venture Partners III, LLC disclaim beneficial ownership of the shares held by Radius II, Radius III and Radius III QP. The address for Radius and its affiliates is 400 Madison Avenue, 8th Floor, New York, New York 10017.

(3)	According to a Schedule 13G filed with the SEC on June 19, 2007. The address for Angiotech Pharmaceuticals, Inc. is 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6.

(4)	Includes warrants to purchase 5,318 shares of Common Stock at $6.00 per share. Also includes vested options for 683,126 shares of Common Stock.

(5)	Includes warrants to purchase 5,318 shares of Common Stock at $6.00 per share. Also includes vested options for 670,626 shares of Common Stock.

(6)	Includes 469,105 shares of Common Stock held directly by Primus Capital Fund IV, L.P. (“PCF IV LP”) and 19,541 shares of Common Stock held directly by Primus Executive Fund L.P. (“PEF LP”). Also includes warrants to purchase 26,589 shares (25,526 shares held by PCF IV LP and 1,063 shares held by PEF LP) of Common Stock at $6.00 per share. The sole general partner of PCF IV LP is Primus Venture Partners IV Limited Partnership (“PVP IV LP”), and the sole general partner of PEF LP is PVP IV LP. The sole general partner of PVP IV LP is Primus Venture Partners IV, Inc. (“PVP IV Inc.”). Mr. Mulligan, a director of PVP IV Inc., shares voting power and investment power with respect to the securities with four other directors of PVP IV Inc and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. Also includes vested options for 86,251 shares of Common Stock owned by Mr. Mulligan.

(7)	Includes 10,000 shares held individually and warrants to purchase 5,000 shares of Common Stock at $6.00 per share held individually. Also includes 1,600,000 shares (800,000 shares held by Radius II, 103,766 shares held by Radius III, and 696,234 shares held by Radius III QP) of Common Stock. Also includes 800,000 shares (400,000 shares held by Radius II, 51,883 shares held by Radius III, and 348,117 shares held by Radius III QP) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Dr. Milne is a venture partner of each of Radius II, Radius III and Radius III QP and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes vested options for 86,251 shares of Common Stock owned by Dr. Milne.

(8)	Includes 1,600,000 shares (800,000 shares held by Radius II, 103,766 shares held by Radius III, and 696,234 shares held by Radius III QP) of Common Stock. Also includes 800,000 shares (400,000 shares held by Radius II, 51,883 shares held by Radius III, and 348,117 shares held by Radius III QP) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Mr. Davis is a managing member of the general partner of each of Radius II, Radius III and Radius III QP, and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes vested options for 86,251 shares of Common Stock owned by Mr. Davis.

(9)	Includes 3,872 shares held individually. Also includes 1,805,100 shares (1,788,100 shares held by Caduceus and 17,000 shares held by Associates) of Common Stock. Also includes 750,000 shares (742,925 shares held by Caduceus and 7,075 shares held by Associates) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Dr. Sheffery is a partner of OrbiMed Advisors LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes vested options for 86,251 shares of Common Stock owned by Dr. Sheffery.

(10)	Includes 1,600,000 shares (800,000 shares held by Radius II, 103,766 shares held by Radius III, and 696,234 shares held by Radius III QP) of Common Stock. Also includes 800,000 shares (400,000 shares held by Radius II, 51,883 shares held by Radius III, and 348,117 shares held by Radius III QP) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Dr. Loop is venture partner of each of Radius II, Radius III and Radius III QP and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes vested options for 86,251 shares of Common Stock owned by Dr. Loop.

(11)	Includes vested options for 78,751 shares of Common Stock.

(12)	Includes warrants to purchase 1,250 shares of Common Stock at $6.00 per share. Also includes vested options for 385,626 shares of Common Stock.

(13)	Includes vested options for 233,001 shares of Common Stock.

(14)	Includes warrants to purchase 266 shares of Common Stock at $6.00 per share. Also includes vested options for 194,375 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) that were furnished to the Company during or with respect to fiscal year 2009 by persons who were, at any time during fiscal year 2009, Directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION
The Company must receive by January 4, 2011 any proposal of a stockholder intended to be presented at the 2011 annual meeting of stockholders of the Company (the “2011 Meeting”) and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2011 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2011 Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by March 20, 2011 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2011 Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.
The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2009, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Secretary.
SOLICITATION OF PROXIES
The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS
The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice by April 1, 2010 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors
/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary
May 4, 2010
IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 17, 2010
This Proxy Statement is available free of charge at http://ir.athersys.com/annuals.cfm. Our Annual Report for the year ended December 31, 2009 is available free of charge at http://ir.athersys.com/annuals.cfm
For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Vice President, Finance at lcampbell@athersys.com.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors:	01 - Gil Van Bokkelen	02 - John J. Harrington	03 - Floyd D. Loop	04 - George M. Milne, Jr.	+
	05 - Lorin J. Randall	06 - Michael B. Sheffery	07 - Jack L. Wyszomierski

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young, LLP as independent auditors for the fiscal year ending Dec. 31, 2010.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Please check this box if you plan to attend the Annual Meeting of Stockholders.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▪	C 1234567890 J N T 1 U P X 0 2 5 4 2 2 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
016DJD

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Athersys, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL STOCKHOLDERS MEETING ON JUNE 17, 2010.
The undersigned hereby constitutes and appoints Dr. Gil Van Bokkelen, Mr. William Lehmann and Ms. Laura Campbell, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Athersys, Inc. to be held at The InterContinental Hotel, 9801 Carnegie Avenue, Cleveland, Ohio 44106 on June 17, 2010, at 8:00 a.m. EST and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.
SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE